Exhibit 1

Transactions in the Shares of the Issuer During the Past 60 Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Share ($)	Date of Purchase/Sale

ENGINE CAPITAL, L.P.

Purchase of Common Stock	564,820	23.0109	02/07/2025
Purchase of Common Stock	289,799	26.0000	02/19/2025
Purchase of Common Stock	132	26.8895	02/20/2025
Purchase of Common Stock	12,781	27.1546	02/21/2025
Purchase of Common Stock	10,726	26.7110	02/24/2025

ENGINE JET CAPITAL, L.P.

Purchase of Common Stock	56,899	23.0109	02/07/2025
Purchase of Common Stock	85	26.0000	02/19/2025
Purchase of Common Stock	29,238	26.0000	02/19/2025
Purchase of Common Stock	13	26.8895	02/20/2025
Purchase of Common Stock	1,290	27.1546	02/21/2025
Purchase of Common Stock	1,082	26.7110	02/24/2025

ENGINE LIFT CAPITAL, LP

Purchase of Common Stock	57,920	23.0109	02/07/2025
Purchase of Common Stock	238	26.0000	02/19/2025
Purchase of Common Stock	29,840	26.0000	02/19/2025
Purchase of Common Stock	14	26.8895	02/20/2025
Purchase of Common Stock	1,316	27.1546	02/21/2025
Purchase of Common Stock	1,104	26.7110	02/24/2025